Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement No. 333-226427

January 8, 2019

Marsh & McLennan Companies, Inc.

$700,000,000 3.500% Senior Notes due 2020

$1,000,000,000 3.875% Senior Notes due 2024

$1,250,000,000 4.375% Senior Notes due 2029

$500,000,000 4.750% Senior Notes due 2039

$1,250,000,000 4.900% Senior Notes due 2049

$300,000,000 Floating Rate Senior Notes due 2021

Terms Applicable to the Notes

Issuer:	Marsh & McLennan Companies, Inc.

Legal Format:	SEC-Registered

Trade Date:	January 8, 2019

Settlement Date*:	January 15, 2019 (T+5)

Expected Ratings / Outlook (Moody’s / S&P)**:	Baa1 (Negative) / A- (Negative)

Net Proceeds to Issuer (before net offering expenses):	$4,964,174,500

Use of Proceeds:	The net proceeds of this notes offering will be used to fund, in part, the pending acquisition (the “Acquisition”) of Jardine Lloyd Thompson Group plc (“JLT”), including the payment of related fees and expenses, and the repayment of certain JLT indebtedness, as well as for general corporate purposes.

Special Mandatory Redemption:	If (i) the Acquisition is not consummated on or prior to December 31, 2019, (ii) the Cooperation Agreement, dated as of September 18, 2018, by and among the Issuer, MMC Treasury Holdings (UK) Limited, a wholly-owned subsidiary of the Issuer, and JLT, is terminated or (iii) the Issuer notifies the Trustee that it will not pursue the consummation of the Acquisition (each, a “special mandatory redemption event), then the Issuer must redeem all of the notes (other than the 4.900% Senior Notes due 2049) at a redemption price equal to 101% of the aggregate principal amount of such series of notes, plus accrued and unpaid interest to, but not including, the special mandatory redemption date. The “special mandatory redemption date” will be no later than the 3rd business day following the delivery to the trustee of a notice of special mandatory redemption, which shall be delivered promptly (and in any event not more than 5 business days) following such special mandatory redemption event.

The 4.900% Senior Notes due 2049 are not subject to special mandatory redemption and will remain outstanding even if the Acquisition is not terminated unless otherwise redeemed or repurchased at the option of the Issuer.

Terms Applicable to the 3.500% Senior Notes due 2020

Title of Securities:	3.500% Senior Notes due 2020

Maturity Date:	December 29, 2020

Principal Amount:	$700,000,000

Price to Public:	99.926% of Principal Amount, plus accrued interest, if any, from January 15, 2019

Benchmark Treasury:	2.500% due December 31, 2020

Benchmark Treasury Price and Yield:	99-26+; 2.590%

Spread to Benchmark Treasury:	+95 basis points

Re-Offer Yield:	3.540%

Coupon:	3.500%

Interest Payment Dates:	Semi-annually on June 29 and December 29 of each year, commencing on June 29, 2019 (short first coupon)

Optional Redemption – Make-Whole Call:	Then current Treasury Rate + 15 basis points

Optional Redemption – Par Call:	The notes are not subject to a par call

CUSIP / ISIN:	571748 BE1 / US571748BE18

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated HSBC Securities (USA) Inc. J.P. Morgan Securities, LLC

Co-Managers:

ANZ Securities, Inc.

Barclays Capital Inc.

BNP Paribas Securities Corp.

Drexel Hamilton, LLC

GC Securities, a division of MMC Securities LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Terms Applicable to the 3.875% Senior Notes due 2024

Title of Securities:	3.875% Senior Notes due 2024

Maturity Date:	March 15, 2024

Principal Amount:	$1,000,000,000

Price to Public:	99.945% of Principal Amount, plus accrued interest, if any, from January 15, 2019

Benchmark Treasury:	2.625% due December 31, 2023

Benchmark Treasury Price and Yield:	100-06; 2.585%

Spread to Benchmark Treasury:	+130 basis points

Re-Offer Yield:	3.885%

Coupon:	3.875%

Interest Payment Dates:	Semi-annually on March 15 and September 15 of each year, commencing on September 15, 2019 (long first coupon)

Optional Redemption – Make-Whole Call:	Then current Treasury Rate + 20 basis points prior to February 15, 2024

Optional Redemption – Par Call:	On or after February 15, 2024, one month prior to the Maturity Date

CUSIP / ISIN:	571748 BF8/ US571748BF82

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. MUFG Securities Americas Inc.

Co-Managers:

ANZ Securities, Inc.

BNP Paribas Securities Corp.

Drexel Hamilton, LLC

GC Securities, a division of MMC Securities LLC

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Terms Applicable to the 4.375% Senior Notes due 2029

Title of Securities:	4.375% Senior Notes due 2029

Maturity Date:	March 15, 2029

Principal Amount:	$1,250,000,000

Price to Public:	99.965% of Principal Amount, plus accrued interest, if any, from January 15, 2019

Benchmark Treasury:	3.125% due November 15, 2028

Benchmark Treasury Price and Yield:	103-13; 2.728%

Spread to Benchmark Treasury:	+165 basis points

Re-Offer Yield:	4.378%

Coupon:	4.375%

Interest Payment Dates:	Semi-annually on March 15 and September 15 of each year, commencing on September 15, 2019 (long first coupon)

Optional Redemption – Make-Whole Call:	Then current Treasury Rate +25 basis points prior to December 15, 2028

Optional Redemption – Par Call:	On or after December 15, 2028, three months prior to the Maturity Date

CUSIP / ISIN:	571748 BG6 / US571748BG65

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated HSBC Securities (USA) Inc. J.P. Morgan Securities LLC

Co-Managers:

ANZ Securities, Inc.

Barclays Capital Inc.

BNP Paribas Securities Corp.

Drexel Hamilton, LLC

GC Securities, a division of MMC Securities LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Terms Applicable to the 4.750% Senior Notes due 2039

Title of Securities:	4.750% Senior Notes due 2039

Maturity Date:	March 15, 2039

Principal Amount:	$500,000,000

Price to Public:	99.911% of Principal Amount, plus accrued interest, if any, from January 15, 2019

Benchmark Treasury:	3.000% due August 15, 2048

Benchmark Treasury Price and Yield:	99-28 ; 3.006%

Spread to Benchmark Treasury:	+175 basis points

Re-Offer Yield:	4.756%

Coupon:	4.750%

Interest Payment Dates:	Semi-annually on March 15 and September 15 of each year, commencing on September 15, 2019 (long first coupon)

Optional Redemption – Make-Whole Call:	Then current Treasury Rate +30 basis points prior to September 15, 2038

Optional Redemption –Par Call:	On or after September 15, 2038, six months prior to the Maturity Date

CUSIP / ISIN:	571748 BH4 / US571748BH49

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. RBC Capital Markets, LLC

Co-Managers:

ANZ Securities, Inc.

BNP Paribas Securities Corp.

Drexel Hamilton, LLC

GC Securities, a division of MMC Securities LLC

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Terms Applicable to the 4.900% Senior Notes due 2049

Title of Securities:	4.900% Senior Notes due 2049

Maturity Date:	March 15, 2049

Principal Amount:	$1,250,000,000

Price to Public:	99.893% of Principal Amount, plus accrued interest, if any, from January 15, 2019

Benchmark Treasury:	3.000% due August 15, 2048

Benchmark Treasury Price and Yield:	99-28; 3.006%

Spread to Benchmark Treasury:	+190 basis points

Re-Offer Yield:	4.906%

Coupon:	4.900%

Interest Payment Dates:	Semi-annually on March 15 and September 15 of each year, commencing on September 15, 2019 (long first coupon)

Optional Redemption – Make-Whole Call:	Then current Treasury Rate + 30 basis points prior to September 15, 2048

Optional Redemption – Par Call:	On or after September 15, 2048, six months prior to the Maturity Date

CUSIP / ISIN:	571748 BJ0 / US571748BJ05

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated HSBC Securities (USA) Inc. Wells Fargo Securities, LLC

Co-Managers:

ANZ Securities, Inc.

Barclays Capital Inc.

BNP Paribas Securities Corp.

Drexel Hamilton, LLC

GC Securities, a division of MMC Securities LLC

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

Terms Applicable to the Floating Rate Senior Notes due 2021

Title of Securities:	Floating Rate Senior Notes due 2021

Maturity Date:	December 29, 2021

Principal Amount:	$300,000,000

Price to Public:	100.000% of Principal Amount, plus accrued interest, if any, from January 15, 2019

Interest Rate Basis:	Three-month LIBOR

Spread to LIBOR:	+120 basis points

Interest Payment Dates:	March 29, June 29, September 29 and December 29 of each year, commencing on March 29, 2019 (short first coupon)

Interest Rate Determination:	Three-month LIBOR, determined as of two London business days prior to the relevant interest reset date (other than the initial interest rate), plus 1.200% per annum

Initial Interest Rate	An interpolated rate between three-month LIBOR and two-month LIBOR as of two London business days prior to the settlement date, plus 1.200% per annum

Interest Reset Dates:	Quarterly on March 29, June 29, September 29 and December 29 of each year, commencing on March 29, 2019

Initial Interest Reset Period:	Period from and including January 15, 2019 but excluding the first interest reset date

Calculation Agent:	The Bank of New York Mellon

Optional Redemption –Make-Whole Call:	The notes are not subject to a make-whole call

Optional Redemption –Par Call:	On or after December 29, 2019

CUSIP / ISIN:	571748 BK7 / US571748BK77

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated HSBC Securities (USA) Inc. U.S. Bancorp Investments, Inc.

Co-Managers:

ANZ Securities, Inc.

Barclays Capital Inc.

BNP Paribas Securities Corp.

Drexel Hamilton, LLC

GC Securities, a division of MMC Securities LLC

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

The Williams Capital Group, L.P.

Wells Fargo Securities, LLC

Conflicts of Interest:	GC Securities is a division of MMC Securities LLC, which is an indirect wholly owned subsidiary of Marsh & McLennan Companies, Inc. MMC Securities LLC is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and as a result of GC Securities’ participation as an underwriter in this offering it is deemed to have a “conflict of interest” within the meaning of Rule 5121 of FINRA (“Rule 5121”). Therefore, this offering will be conducted in accordance with Rule 5121, which requires that GC Securities not make sales to discretionary accounts without the prior written consent of the account holder. A qualified independent underwriter is not necessary for this offering pursuant to Rule 5121(a)(1)(C).

*Note: Under Rule 15c6-1 under the Securities Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their advisors.

**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.

The issuer has filed a registration statement, including a prospectus and a related preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Joint Book-Running Managers will arrange to send you the prospectus and prospectus supplement if you request it by contacting: (i) Goldman Sachs & Co. LLC toll free at 1-866-471-2526, (ii) Citigroup Global Markets Inc. toll free at 1-800-831-9146, (iii) Deutsche Bank Securities Inc. toll free at 1-800-503-4611 and (iv) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322.

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent it is inconsistent with the information in such preliminary prospectus supplement or the accompanying prospectus.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.